Exhibit 10.6

EXECUTION COPY

CHANGE OF CONTROL AGREEMENT

CHANGE OF CONTROL AGREEMENT by and between Hologic, Inc., a Delaware corporation (the “Company”), and Patrick J. Sullivan (the “Executive”), dated as of May 20, 2007.

WHEREAS, the Executive has been retained to serve as Executive Chairman of the Company, and in that role is important in developing and expanding the business and operations of the Company and possesses valuable knowledge and skills with respect to such business; and

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and among the Company, Nor’easter Corp. and Cytyc Corporation (“Cytyc”) dated as of May 20, 2007 (the “Merger Agreement”), the stockholders of Cytyc will receive over 50% of the outstanding shares of the Company up on the Closing Date (as such term is defined in the Merger Agreement);

WHEREAS, subject to and conditioned upon the consummation of the Merger (as such term is defined in the Merger Agreement), the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations; and

WHEREAS, in the event that the Merger Agreement is terminated, then this Agreement shall become null and void ab initio and be of no further force and effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Certain Definitions.

(a) The “Effective Date” shall be the first date during the Change of Control Period (as hereinafter defined) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (2) otherwise arose in connection with or in anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b) The “Change of Control Period” is the period commencing on the date hereof and ending on the second anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended without any further action by the Company or the Executive so as to terminate three years from such Renewal Date; provided, however, that if the Company shall give notice in writing to the Executive, at least 60 days prior to the Renewal Date, stating that the Change of Control Period shall not be extended, then the Change of Control Period shall expire three years from the last effective Renewal Date.

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a) The acquisition by any one person, or more than one person acting as a group, of stock of the Company (the “Company Stock”) that, together with Company Stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company Stock; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the Company Stock, the acquisition of additional Company Stock by the same person or persons shall be construed as not triggering a Change of Control; and provided further, however, that an increase in the percentage of Company Stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its Company Stock in exchange for property shall be treated as an acquisition of Company Stock for purposes of this Section 2(a);

(b) The acquisition by any one person, or more than one person acting as a group, on a single date or during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of Company Stock possessing 30% or more of the total voting power of the Company Stock; provided, however, that if any one person, or more than one person acting as a group, already has satisfied this requirement, the acquisition of additional Company Stock by the same person or persons shall be construed as not triggering a Change of Control; and provided further, however, that an increase in the percentage of Company Stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its Company Stock in exchange for property shall be treated as an acquisition of Company Stock for purposes of this Section 2(b);

(c) A majority of the Company’s Board members is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board members before the date of the appointment or election; or

(d) The acquisition by any one person, or more than one person acting as a group, on a single date or during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however that there is no Change of Control under this Section 2(d) when there is a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer. For purposes of the immediately preceding clause, there is no Change of Control under this Section 2(d) if the assets are transferred to

(i)	a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its Company Stock;

(ii)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or total voting power of the Company Stock; or

(iv)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

For purposes of (i) through (iv) above, a person’s status generally is determined immediately after the transfer of the assets.

For purposes of this Section 2, persons shall not be considered as acting as a “group” solely because they purchase or own Company Stock at the same time, or as a result of the same public offering. However, persons shall be considered as acting as a “group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and another corporation that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder shall be considered to be acting as a “group” with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the Company.

3. Employment Period. Subject to the terms and conditions hereof, the Company hereby agrees to retain the Executive in its employ, and the Executive hereby agrees to accept such retention by the Company, for the period commencing on the Effective Date, and ending on the last day of the twenty-fourth month following the month in which the Effective Date occurs (the “Employment Period”).

4. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be the same as those described in Exhibit A of the Retention Agreement (as defined below) and (B) the Executive’s services shall be performed at the location of the Company’s corporate headquarters or any office or location less than 35 miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall be permitted.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of Seven Hundred Thousand Dollars ($700,000.00). During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” includes any company controlled by, controlling or under common control with the Company. Annual Base Salary shall be payable in accordance with the Company’s normal payroll practices, but shall be paid at least monthly.

(ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year of the Company during the Employment Period, an annual bonus

(the “Annual Bonus”) in cash at least equal to the greater of (a) the average (annualized for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company or Cytyc for less than twelve full months) bonus (the “Average Annual Bonus”) paid or payable to the Executive by the Company and its affiliated companies or Cytyc, as applicable, in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs, (b) the Annual Bonus paid for the fiscal year of the Company (if applicable, by Cytyc) immediately preceding the Effective Date, or (c) the maximum target bonus determined in accordance with the terms of the Company’s or Cytyc’s, as applicable, bonus plan for senior executives for the fiscal year immediately preceding the Effective Date (the “Target Bonus”). Each such Annual Bonus shall be paid no later than the 15th day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded. In no event shall the calculation of the Annual Bonus, Average Annual Bonus and Special Bonus (as defined in Section 4(b)(iv)) include: any bonuses deferred by the Company, as applicable, or retention bonus or severance benefits provided under a Retention Agreement (as defined below) between the Executive and Company. Notwithstanding anything herein to the contrary, any portion of Annual Base Salary or Annual Bonus electively deferred by the Executive pursuant to a qualified or a non-qualified plan including, but not limited to, the Hologic, Inc. Supplemental Executive Retirement Plan (“SERP”) shall be included in determining the Annual Base Salary, Annual Bonus and the Average Annual Bonus. If the fiscal year of any successor to this Agreement, as described by Section 11(c) herein, is different than the Company’s fiscal year at the time of the Change of Control, then the Executive shall be paid (i) the Annual Bonus that would have been paid upon the end of Company’s fiscal year ending after the Change of Control, and (ii) a pro-rata Annual Bonus for any months of service performed following the end of the Company’s fiscal year, but prior to the first day of the successor’s fiscal year immediately following the Change of Control. The Annual Bonuses thereafter shall be based on the successor’s first full fiscal year beginning after the Change of Control and successive fiscal years thereafter.

(iv) Special Bonus. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, if the Executive remains employed with the Company and/or its affiliated companies through the first anniversary of the Effective Date, the Company shall pay to the Executive a special bonus (the “Special Bonus”) in recognition of the Executive’s services during the crucial one-year transition period following the Change of Control in cash equal to the sum of (A) the Executive’s Annual Base Salary and (B) the greater of (x) the Annual Bonus paid or payable (annualized for any fiscal year consisting of less than twelve full months or for which the Executive has been employed for less than twelve full months) to the Executive for the most recently completed fiscal year of the Company during the Employment Period, if any, and (y) the greater of (i) the Average Annual Bonus, (ii) the Annual Bonus paid for the fiscal year immediately preceding the Effective Date, or (iii) the Target Bonus (such greater amount hereafter referred to as the “Highest Annual Bonus”). Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment is terminated under Section 6(d) herein prior to the first anniversary of the Effective Date, then the Company shall pay the Executive the Special Bonus as if he was employed on the first anniversary of the Effective Date. The Special Bonus shall be paid no later than 30 days following the first anniversary of the Effective Date or, if earlier, the Date of Termination.

(v) Incentive, Savings and Retirement Plans. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs applicable to other peer executives of the Company and its affiliated companies, but in no event shall such plans practices, policies and programs provide the Executive with incentive, savings and retirement benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by Company or, if applicable, Cytyc, for the Executive under such plans, practices, policies and programs as in effect at any time during the one-year immediately preceding the Effective Date, or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(vi) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) and applicable to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs of the Company in effect at any time during the one-year period immediately preceding the Effective Date, or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(vii) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive upon submission of appropriate accountings in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(ix) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by Company at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(x) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer incentives of the Company and its affiliated companies.

(xi) Out-Placement. If the Executive is terminated without Cause or resigns for Good Reason (both as defined herein), then the Company shall provide the Executive with outplacement services through Crenshaw Associates, Inc. (or a comparable executive search firm) or in the alternative, reimburse the Executive within fifteen (15) days of the Date of Termination with executive outplacement services with an outplacement firm selected by the Executive in his sole discretion in an amount typically provided by Company to other similarly situated executive officers upon an involuntary termination.

5. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may give to the Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for “Cause”. For purposes of this Agreement, “Cause” means (i) any fraudulent act or acts intended to result in substantial harm or loss to the Company or any of its subsidiaries; (ii) material violation of the Company’s, or any of its subsidiaries’, Code of Conduct, and other Company Codes of Conduct or policies and procedures that are applicable to the Executive; or (iii) the conviction of the Executive of a felony involving moral turpitude. The Company shall provide the Executive with 30 days written notice of any determination of Cause and provide the Executive, for a period of 30 days following such notice, with the opportunity to appear before the Board, with or without legal representation, to present arguments and evidence on his behalf and following such presentation to the Board, the Executive may only be terminated for Cause if the Board by a vote of not less than 75% of the independent directors (determined in accordance with the corporate governance listing standards of the Nasdaq National Market and the applicable rules and regulations of the Commission) determining that his actions did, in fact, constitute for Cause.

(c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means:

(i) A material reduction in the Executive’s Annual Base Salary;

(ii) A material diminution in the Executive’s authority, duties (including removal from the Company’s Board of Directors) and responsibilities as Executive Chairman of the Company as in effect 90 days prior to the executive’s Notice of Termination to the Company;

(iii) A material change in the geographic location at which the Executive must perform services, other than a move to Bedford, Massachusetts; or

(iv) Any other action or inaction that constitutes a material breach by the Company of a term or condition of this Agreement, including, for this purpose, a material breach of the Retention Agreement.

Provided, however, that no Good Reason shall exist if the Executive has not given written notice to the Company within ninety (90) days of the initial existence of the Good Reason condition(s) and until the Company has had thirty (30) days to cure such event after the date on which the Executive gives the Company written notice specifying such event in specific detail before such event permits the Executive to terminate his employment for Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided however, that (i) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6. Obligations of the Company upon Termination.

(a) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of the sum of the following amounts: (A) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (I) the Highest Annual Bonus and (II) a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Date of Termination, and the denominator of which is 365, (C) the Special Bonus, if due to the Executive pursuant to Section 4(b)(iv), to the extent not theretofore paid, and (D) any accrued and unpaid Annual Bonus amounts, compensation or vacation pay, in each case, to the extent not yet paid by the Company (the amounts described in subparagraphs (A), (B), (C) and (D) are hereafter referred to as “Accrued Obligations” and shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination), (ii) any other benefits or compensation payable under any employee benefit plan in accordance with the applicable plans’ terms (but in no event later than the 15th day of the third month of the calendar year following the calendar year in which the death occurs), including, without limitation, any non-qualified plan or SERP; (iii) for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided in accordance with the applicable plans, programs, practices and policies described in Section 4(b)(v) and (vi) of this Agreement, other than any plans that constitute (or would if payments extended into a subsequent taxable year of the Executive) nonqualified deferred compensation plans within the meaning of Section 409A of the Code, or as if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the one year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”) (for purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period), and (iv) payment to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the sum of the Executive’s Annual Base Salary and the Highest Annual Bonus. Subject to the provisions of Section 9 hereof, but, otherwise, anything herein to the contrary notwithstanding, the Executive’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its affiliated companies to surviving families of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect with respect to other peer executives and their families at any time during the one year period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its affiliated companies and their families.

(b) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of the Accrued Obligations (which shall be paid in a lump sum in cash within 30 days of the Date of Termination), (ii) the timely payment and provision of the Welfare Benefit Continuation, and (iii) payment to the Executive in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the sum of the Executive’s Annual Base Salary and the Highest Annual Bonus. In addition, the Company shall transfer to the Executive the insurance policy written with respect to the Executive under the Company’s Group Term Life Insurance Policy for Executive Officers and the right to the full cash surrender value thereof. Subject to the provisions of Section 9 hereof, but, otherwise, anything herein to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect with respect to other peer executives and their families at any time during the one year period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families.

(c) Cause, Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason (and other than by reason of his death or Disability) during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination. In such case, such amounts shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(d) Good Reason; Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or if the Executive shall terminate employment under this Agreement for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A. all Accrued Obligations; and

B. the Special Bonus, to the extent not previously paid or accrued (for purposes of clarification, i.e., not included in Accrued Obligations), as calculated in accordance with Section 4(b)(iv) herein;

(ii) the Company shall timely pay and provide the Welfare Benefit Continuation; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical or other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

(iii) the Company shall transfer to the Executive the insurance policy written with respect to the Executive under the Company’s Group Term Life Insurance Policy for Executive Officers and the right to the full cash surrender value thereof.

(e) Change of Control Payment. Upon a Change of Control, the Company shall pay the Executive the following:

(i) a lump sum amount in cash within 30 days after the Effective Date equal to the (such amount shall be hereinafter referred to as the “Change of Control Payment”) to the product of (X) three (3) multiplied by the sum of (i) (Y) the Annual Base Salary for the fiscal year immediately preceding the Effective Date and (ii) Highest Annual Bonus; and

(ii) notwithstanding any other provisions to the contrary contained herein or in any option agreement, restricted stock agreement or other equity compensation agreement, between the Company and the Executive, or any stock option, restricted stock or other equity compensation plans sponsored by the Company, unless such agreement or plan expressly references and supersedes this Agreement, then all unvested options, restricted stock or stock appreciation rights which Executive then holds to acquire securities from the Company, shall be immediately and automatically exercisable as of the Effective Date, and the Executive shall have the right to exercise any such options or stock appreciation rights for a period of one year after the Date of Termination; provided, however, that this acceleration of vesting shall not apply to the restricted stock units issued to Executive pursuant to the Retention Agreement (as defined below), which shall continue to vest in accordance with the terms therein.

7. Non-exclusivity of Rights. Except as provided in Section 6, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

8. Full Settlement. (a) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(d)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement, unless a court of competent jurisdiction determines that the Executive made such effort in bad faith), plus in each case interest at the rate of 12% per annum compounded annually.

(b) If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6(d) as though such termination were by the Company without Cause, or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amount pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

9. 280G Protection.

(a) If any amounts payable under, or benefits resulting from, this Agreement or any other plan or other compensation are subject to the excise tax imposed under Internal Revenue Code Section 4999 (the “Code”) on “excess parachute payments”, the Accounting Firm (as defined below) will in good faith compute the excise tax imposed under Code Section 4999 (the “Excise Tax”) and Company shall pay that amount (the “Gross-Up Payment”) to the Executive, including any federal, state, local and excise taxes imposed on the foregoing payment under this Agreement assuming the Executive is in the highest applicable marginal tax rate. The effect of such calculation will be to provide the Executive with a payment under this Agreement that is economically equivalent to the payment he would have received but for the imposition of the excise tax. The calculations under this Section 9 will be made in a manner consistent with the requirements of Code Sections 280G and 4999, as in effect at the time the calculations are made.

(b) All determinations required to be made under this Section 9 shall be made by the Company’s auditing firm immediately preceding the Effective Date, unless such firm shall be the accounting firm of the individual, entity or group effecting the Change of Control or any affiliate of the Company at the Date of Termination, in which case such determinations shall be made by an accounting firm of national standing agreed to by the Company and the Executive, or, if the Company does not so agree within 10 days of the Date of Termination, such an accounting firm shall be selected by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date such firm is selected or such earlier time as is requested by the Company and an opinion to the Executive that he has substantial authority not to report any Excise Tax on his Federal income tax return with respect to any Agreement Payments. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. Within five business days of the determination by the Accounting Firm as to the Reduced Amount, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement. The Gross-Up Payment shall be paid to the Executive at the earliest possible time after receiving notice from the Executive, but not later than by the end of the calendar year in which the taxes are paid to the government, or if an audit or a tax dispute related to the Gross-Up Payment occurs, by the end of the calendar year after the year in which the disputed taxes are paid (or the year after the year in which such an audit or dispute is concluded, if not taxes are paid.)

(c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayment”) or that additional Agreement Payments which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the rate of 12% per annum compounded annually.

10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company shall provide written evidence to the Executive to document compliance with the foregoing sentence within ten (10) business days of the Effective Date. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. In addition, the Executive shall be entitled, upon exercise of any outstanding stock options or stock appreciation rights of the Company, to receive in lieu of shares of the Company’s stock, shares of such stock or other securities of such successor as the holders of shares of the Company’s stock received pursuant to the terms of the merger, consolidation or sale.

12. Compliance With Section 409A of the Internal Revenue Code. The Company covenants that it shall use its best efforts to ensure that this Agreement and all payments and benefits associated with it are in compliance with Section 409A of the Code. However, if the Company is found not to be in compliance with Section 409A in the future, and this noncompliance results in any excise tax or penalty being borne by Executive, the Company will fully reimburse the Executive within thirty (30) days for any tax and/or penalty that he may incur. Notwithstanding the above, in the event of a determination that any payment or benefit associated with this Agreement is not compliant with the provisions of Section 409A of the Code, the Company agrees that it will modify this Agreement, and the Executive agrees that he shall consent to such modification, to make this Agreement compliant with Section 409A and that it shall maintain the value of the payments and benefits under this Agreement. Under no circumstances shall any provision of this Agreement be construed as preventing the Company from modifying this Agreement, on or before December 31, 2007, or such other compliance deadlines as may be published by the Internal Revenue Service from time to time, to make this Agreement compliant with Section 409A.

13. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Patrick J. Sullivan

151 Plympton Road

Sudbury, Massachusetts 01776

With a copy to:

Wendi S. Lazar, Esq.

Outten & Golden, LLP

3 Park Avenue, 29th Floor

New York, NY 10016

If to the Company:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 07130

Attn: David Brady, Senior Vice President

Facsimile Number: (781) 280-0674

E-Mail Address: dbrady@hologic.com

with a copy to:

James L. Hauser, Esq.

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Facsimile Number: (617) 856-8201

E-Mail Address: jhauser@brownrudnick.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f) This Agreement contains the entire understanding of the Company and the Executive with respect to the rights and other benefits that the Executive shall be entitled during the Employment Period, and in connection therewith shall supersede all prior oral and written communications with the Executive with respect thereto; provided, however, that the Retention and Severance Agreement executed by and between the Company and Executive on or about May 20, 2007 (the “Retention Agreement”), Employee Intellectual Property Rights and Non-Competition Agreement, option agreement or other employment agreement by and between the Company and Executive shall remain in full force and effect and if the Company’s separation policy or the Retention Agreement would provide greater benefits to the Executive than this Agreement, then the Executive may elect to receive benefits under the Company’s separation policy or Retention Agreement in lieu of the benefits provided hereunder, provided that such election complies with the applicable requirements of Section 409A of the Code. Nothing herein shall affect the application of the Company’s separation policy and/or Retention Agreement in lieu of the benefits provided hereunder. Nothing herein shall affect the application of the Company’s separation policy prior to the Effective Date.

(g) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive’s employment with the Company terminates, then the Executive shall have no further rights under this Agreement. Notwithstanding anything contained herein, if, during the Employment Period, the Executive shall terminate employment with the Company other than for Good Reason, the Executive shall have no liability to the Company.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HOLOGIC, INC.

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE

/s/ Patrick J. Sullivan
Patrick J. Sullivan